SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

August 16, 2017

Evolving Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34261 (Commission File Number)	84-1010843 (I.R.S. Employer Identification No.)

9777 Pyramid Court, Suite 100, Englewood, Colorado 80112

(Address of principal executive offices)

Registrant’s telephone number, including area code: (303) 802-1000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b 2 of the Securities Exchange Act of 1934 (§240.12b 2 of this chapter).

Emerging Growth Company                                        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 below is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation.

On August 16, 2017, Evolving Systems Holdings Limited (“EVOL Holdings” or “Company”), a wholly owned subsidiary of Evolving Systems, Inc. (“EVOL Inc.”) entered into a Term Loan Facility Agreement with East West Bank as lender in the amount of $4,730,000 (the “Loan Facility”).  The purpose of the Loan Facility is to provide funds in connection with the Company’s entry into a Share Purchase Agreement with Lumata Holdings Limited (“Lumata Holdings”) and Francisco Partners III (Cayman) L.P, dated August 12, 2017, whereby the Company agreed to acquire all of the issued and outstanding shares of four (4) Lumata Holdings subsidiaries - Lumata France SAS, Lumata Spain S.L., Lumata UK Ltd. and Lumata Deutschland GmbH (“Lumata Entities”) in exchange for a cash payment totaling €4 million, subject to certain adjustments (“Lumata Acquisition”).  The Lumata Acquisition is anticipated to be completed on or before September 12, 2017, at which point the Company will utilize the Loan Facility to fund the Lumata Acquisition.  See the Form 8-K filed by Evolving Systems, Inc. on August 17, 2017 for the terms and conditions of the Lumata Acquisition.

The Loan Facility requires the Company to make monthly principal payments of approximately $131,400 commencing 31 July 2018 and interest at the greater of (a) 3.5% or (b) the variable rate of interest that appears in the Wall Street Journal on a monthly measurement date plus in either case 1.5%.  EVOL Inc. entered into the Loan Facility as the Parent Guarantor; Evolving Systems BLS LTD and Evolving Systems Limited entered into the Loan Facility as Original Guarantors (the “Original Guarantors”). The Loan Facility is secured over all of the assets of EVOL Holdings and the Original Guarantors in accordance with the terms of a Debenture entered into by EVOL Holdings and the Original Guarantors in favor of East West Bank. EVOL Holdings, EVOL Inc. and the Original Guarantors also entered into a Subordination Deed whereby each of the parties agreed to subordinate all loans by and among each other to East West Bank. Following completion of the Lumata Acquisition, Lumata France SAS and Lumata UK Ltd are also bound to adhere to the finance documents as additional obligors.

The Loan Facility requires the Company to pay an Arrangement Fee (Origination fee) of $23,650, payable in 4 equal installments, with the first payment due on the date of the Loan Facility and the remaining three payments on the first, second and third anniversary thereof. The Company also agreed to pay East West Bank’s legal fees in connection with the transaction. The Company may prepay the Loan Facility at any time, in a minimum amount of $250,000 and increments of $50,000, subject to a prepayment fee of 2% of the amount prepaid, on any prepayment made before the second anniversary date of the Agreement. The unpaid balance of the Loan Facility is due on August 16, 2021.

The Loan Facility includes financial covenants as well as negative covenants that place restrictions on EVOL Holdings, the Parent and Original Guarantors and the additional obligors’ ability to, among other things:  incur additional indebtedness; create liens or other encumbrances on assets; make loans, enter into letters of credit, guarantees, investments and acquisitions; sell or otherwise dispose of assets; declare dividends, cause or permit a change of control; merge or consolidate with another entity; enter into affiliate transactions; and change the nature of its business materially, subject to standard exceptions.

Outstanding amounts under the Loan Facility may be accelerated by notice from East West Bank upon the occurrence of certain events of default, including without limitation:  payment defaults, breach of covenants beyond applicable grace periods, breach of representations and warranties, bankruptcy and insolvency defaults, and the occurrence of a material adverse effect (as defined). Acceleration is automatic upon the occurrence of certain bankruptcy and insolvency defaults.

Text of Agreements.  The full text of the Loan Facility, the Debenture and the Subordination Deed are attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K.  The foregoing descriptions are qualified in their entirety by reference to such exhibits.

ITEM 9.01                                  FINANCIAL STATEMENTS AND EXHIBITS

d)  Exhibits. The following exhibits are filed with this report.

Exhibit No.	Description
10.1

Term Loan Facility Agreement entered into by and among Evolving Systems, Inc. as Parent Guarantor, Evolving Systems Holdings Limited, as Original Borrower, Evolving Systems Limited and Evolving Systems BLS Limited, as further Original Guarantors and East West Bank as Lender dated August 16, 2017.

10.2	Debenture entered into by and among Evolving Systems Holdings Limited, the Original Guarantors and East West Bank, dated August 16, 2017.
10.3	Subordination Deed entered into by and among Evolving Systems, Inc., Evolving Systems Holdings Limited, the Original Guarantors and East West Bank, dated August 16, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 22, 2017

Evolving Systems, Inc.

By:	/s/ RICHARD A. DINKEL
Richard A. Dinkel
Sr. Vice President Finance

EXHIBIT INDEX

Exhibit No.	Description
10.1

Term Loan Facility Agreement entered into by and among Evolving Systems, Inc. as Parent Guarantor, Evolving Systems Holdings Limited, as Original Borrower, Evolving Systems Limited and Evolving Systems BLS Limited, as further Original Guarantors and East West Bank as Lender dated August 16, 2017.

10.2	Debenture entered into by and among Evolving Systems Holdings Limited, the Original Guarantors and East West Bank, dated August 16, 2017.
10.3	Subordination Deed entered into by and among Evolving Systems, Inc., Evolving Systems Holdings Limited, the Original Guarantors and East West Bank, dated August 16, 2017.